Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Prologis 401(k) Savings Plan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-178955 and 333-280316) of Prologis, Inc. of our report dated June 4, 2026, relating to the financial statements and supplemental schedule of Prologis 401(k) Savings Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Denver, CO

June 4, 2026